Exhibit 5.1

ROPES & GRAY LLP THREE EMBARCADERO CENTER SAN FRANCISCO, CA 94111-4006 WWW.ROPESGRAY.COM

May 20, 2013

Arrowhead Research Corporation

225 South Lake Avenue, Suite 1050

Pasadena, CA 91101

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Arrowhead Research Corporation , a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 19,672,390 shares of Common Stock, $0.001 par value per share (the “Common Stock”) including (i) 14,262,553 shares of Common Stock issued by the Company in a private offering (the “Private Offering”) (the “Common Shares”) and (ii) 5,409,837 shares issuable upon conversion of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) sold by the Company in the Private Offering (the “Conversion Shares”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

For purposes of the opinion expressed below, and without limiting any other exceptions or qualifications set forth herein, we have assumed that after the issuance of the Conversion Shares upon conversion of the Series B Preferred, the total number of issued and outstanding shares of the Company’s Common Stock, together with the total number of shares of the Company’s Common Stock reserved for issuance upon the exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock under the Company’s Certificate of Incorporation, as amended and then in effect.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Common Shares have been duly authorized and are validly issued, fully paid and non-assessable, and (ii) the Conversion Shares have been duly authorized and, upon the issuance of the Conversion Shares in accordance with the terms of the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP